Exhibit 10.27

AMENDED AND RESTATED

SEVERANCE AGREEMENT

This AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of December, 2007, by and between PHARMACOPEIA, INC., a Delaware corporation (hereinafter, the “Company”), and Brian M. Posner, an individual (hereinafter, “Employee”).

RECITALS

WHEREAS, Employee is presently employed by the Company the capacity of Executive Vice President, Chief Financial Officer and Treasurer of the Company, pursuant to a Letter Agreement between the Company and Employee, dated May 4, 2006 (the “Letter Agreement”).

WHEREAS, the Company and Employee previously entered into a Severance Agreement, dated May 4, 2006 (as subsequently amended, the “Existing Severance Agreement”), pursuant to which Employee is entitled to certain payments and benefits in the event of a covered termination of Employee’s employment with the Company.

WHEREAS, the Company and Employee wish to amend and restate the Existing Severance Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to make other appropriate changes.

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.                                      TERMINATION AND EFFECT OF TERMINATION.  Employee’s employment hereunder is AT WILL and may be terminated at any time by the Company for any reason.  In the event of termination of Employee’s employment, the Company shall have no liability to Employee for compensation or benefits except as specified in this Section 1 or as required by the Company’s benefits policy.

(a)                                  Termination By The Company For Cause.  Employee’s employment may be terminated by the Company for Cause (as defined below) at any time upon delivery of written notice to Employee.  Upon such a termination, the Company shall have no obligation to Employee other than the payment of all accrued, but unpaid, base salary and any unpaid expenses or expense reimbursements prior to the effective date of such termination.  For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events or conditions:

(i)                                     any gross failure on the part of Employee (other than by reason of disability as provided in Section 1(e) below) to faithfully and professionally carry out Employee’s duties or to comply with any other material provision of this Agreement, which failure continues for thirty (30) days after written notice detailing such failure is delivered by the Company; provided, that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which notice has been given on a prior occasion;

(ii)                                  Employee’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation, any conduct on the part of Employee intended to or likely to injure the business of the Company);

(iii)                               Employee’s conviction of any felony or of any other crime involving moral turpitude, whether or not relating to Employee’s employment;

(iv)                              Employee’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing Employee’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same;

(v)                                 Employee’s failure to comply with a lawful written direction of the Company; or

(vi)                              any wanton or willful dereliction of duties by Employee.

(b)                                  Involuntary Termination By The Company Without Cause.  The Company may involuntarily terminate Employee’s employment under this Agreement at any time without Cause upon delivery of written notice to Employee.  Subject to the provisions of Section 1(g) hereof (concerning a termination in connection with a Change in Control (as defined in Section 1(g)), if Employee’s employment is terminated involuntarily by the Company without Cause pursuant to this Section 1(b), the Company shall:

(i)                                     pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination of Employee’s employment;

(ii)                                  pay Employee, within thirty (30) days after the effective date of termination of Employee’s employment, a lump sum amount equal to twelve (12) months of Employee’s base salary in effect as of the effective date of termination of Employee’s employment;

(iii)                               pay  Employee, within thirty (30) days after the effective date of termination of Employee’s employment, a lump sum pro rata portion of Employee’s target incentive bonus for the calendar year in which Employee’s employment is terminated as provided in this Section 1(b), such portion to be based on the number of full months for which Employee was employed  during the year of  termination;

(iv)                              maintain Employee’s group medical coverage until the earlier of (A) the end of a  period of twelve (12) months following the effective date of such termination, or (B) until such time as comparable medical coverage is obtained by Employee; and

(v)                                 allow all vested options or other incentive securities to be exercised pursuant to the terms of the option agreement or other agreements under which such options or other incentive securities were granted.

(c)                                  Termination By Employee For Good Reason.

(i)                                    Benefits.  Employee may terminate Employee’s employment under this Agreement for Good Reason (as defined below) upon the provision of advance written notice to the Company specifying in reasonable detail the events or conditions upon which Employee is basing such termination.  Employee must give such notice within ninety (90) days after the event that gives rise to Good Reason.  The Company will be given the opportunity, but shall have no obligation, to cure such events or conditions within thirty (30) days after the provision by Employee of such notice.  If the Company elects in a written notice to Employee not to cure such events or conditions or otherwise fails to so cure such events or conditions within such thirty (30) day period, Employee may terminate his employment with the Company for Good Reason pursuant to this Section 1(c) within thirty (30) days after the expiration of the cure period.  In the event of such termination, the Company shall:

(A)                              pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination of Employee’s employment;

(B)                                pay Employee, within thirty (30) days after the effective date of termination of Employee’s employment, a lump sum amount equal to twelve (12) months of Employee’s base salary in effect as of the effective date of termination of Employee’s employment;

(C)                                pay Employee, within thirty (30) days after the effective date of termination of Employee’s employment, a lump sum pro rata portion of Employee’s target incentive bonus for the calendar year in which Employee’s employment is terminated as provided in this Section 1(c), such portion to be based on the number of full months for which Employee was employed during the year of termination;

(D)                               maintain Employee’s group medical coverage until the earlier of (A) the end of  a period of twelve (12) months following the effective date of such termination, or (B) until such time as comparable medical coverage is obtained by Employee; and

(E)                                 allow all vested options or other incentive securities to be exercised pursuant to the terms of the option agreement or other agreements under which such options or other incentive securities were granted.

(ii)                                  Definition of “Good Reason.” For purposes of this Agreement, “Good Reason” means any one or more of the following events or conditions without the consent of Employee:

(A)                              any action or inaction that constitutes a material breach by the Company of the terms of this Agreement or the Letter Agreement;

(B)                                any material change in the geographic location at which Employee must perform services for the Company, which, for purposes of this Agreement, means a requirement that Employee commute more than fifty (50) miles from the offices of the Company at which he was principally employed on the date of this Agreement;

(C)                                any material diminution of the authority, duties or responsibilities of Employee, including without limitation a material diminution in Employee’s position as Executive Vice President, Chief Financial Officer and Treasurer; or

(D)                               any material reduction in Employee’s base salary (other than such a reduction applicable generally to substantially all employees of the Company), which, for purposes of this Agreement, means a reduction of more than twenty percent (20%) in Employee’s annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time after such date.

(d)                                  Termination By Employee Without Good Reason (Voluntary Resignation).  Employee may voluntarily resign Employee’s position and terminate Employee’s employment under this Agreement without Good Reason at any time.  Upon such a termination, the Company shall have no obligation to pay compensation and provide benefits to Employee other than the payment of all accrued and unpaid base salary and any other unpaid expenses or expense reimbursements prior to the effective date of such termination.

(e)                                  Disability.  If Employee becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate Employee’s employment without further liability upon written notice to Employee.  Without limiting the generality of the foregoing, Employee shall be deemed disabled for purposes of this Agreement either (i) if Employee is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or (ii) if in the exercise of the Company’s reasonable judgment, due to accident, mental or physical illness, or any other reason, Employee cannot perform Employee’s duties.  In the event the Company shall terminate Employee due to disability, as described above, Employee shall be entitled to receive only those benefits provided under the Company’s Long Term Disability Plan, and Employee’s stock options and other incentive compensation grants will be treated under the applicable Disability section of the 2004 Stock Incentive Plan (as amended, the “2004 Plan”) or any other stock option or incentive compensation plan of the Company under which they were granted.

(f)                                    Death.  In the event of the death of Employee, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of Employee’s death, except for the payment of all accrued, but unpaid, base salary and any other unpaid expenses or expense reimbursements prior to the date of death.  In the event of Employee’s death, Employee’s stock options and other incentive compensation grants shall be treated under the applicable Death section of the 2004 Plan or any other stock option or incentive compensation plan of the Company under which they were granted.

(g)                                 Change In Control Termination.

(i)                                     Benefits.  In the event Employee’s employment under this Agreement is terminated by the Company involuntarily without Cause or Employee terminates Employee’s employment with the Company for Good Reason (as defined in Section 1(c) above), in either case at any time during the period commencing two (2) months before and ending twelve (12) months after the occurrence of a Change in Control, the Company shall:

(A)                              pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination of Employee’s employment;

(B)                                pay Employee, within thirty (30) days after the effective date of termination of Employee’s employment, a lump sum amount equal to eighteen (18) months of Employee’s base salary in effect as of the effective date of Employee’s termination of employment;

(C)                                pay Employee, within thirty (30) days after the effective date of termination of Employee’s employment, a lump sum amount equal to one hundred and fifty percent (150%) of Employee’s target incentive bonus;

(D)                               maintain Employee’s group medical coverage until the earlier of  the end of a period of eighteen (18) months following the effective date of termination, or (B) such time as comparable medical coverage is obtained by Employee.

Anything contained in this Section to the contrary notwithstanding, Employee shall not be entitled to any of the benefits set forth in this Section 1(g)(i) if Employee either resigns and terminates such employment voluntarily (other than for Good Reason, as described above) or is terminated by the Company for Cause.

For purposes of Section 1(g) hereof, the term “Company” shall include any Acquiring Company (as defined below), and all obligations of the Company under such Section shall be assumed by any Acquiring Company.

(ii)                                  Stock Options.  In the event Employee’s employment under this Agreement is terminated by the Company involuntarily without Cause or Employee terminates his employment with the Company for Good Reason, in either case at any time during the period commencing two (2) months before and ending twelve (12) months after the occurrence of a Change in Control:

(A)                              notwithstanding anything to the contrary contained in the 2004 Plan or any other stock option or incentive compensation plan of the Company, any unvested stock options or other incentive securities which were granted to Employee during the term of this Agreement under the 2004 Plan or any such other stock option or incentive compensation plan shall immediately vest on the date of such termination of Employee’s employment, the expiration date of the exercise period for such options or other securities shall be the earlier of (1) one (1) year following the date of termination, or (2) the expiration of the term of the option, and the Company shall take all actions necessary or advisable to give effect to this Section 1(g)(ii)(A); and

(B)                                all vested options or other incentive securities held by Employee which were issued pursuant to the 2004 Plan or any such other plan shall be exercisable pursuant to the terms of the stock option agreement or other agreement(s) under which the options or other incentive securities were granted, and the Company shall take all actions necessary or advisable to give effect to this Section 1(g)(ii)(B).

Anything contained in this Section to the contrary notwithstanding, Employee shall not be entitled to any of the benefits set forth in this Section 1(g)(ii) if Employee either resigns and terminates such employment voluntarily (other than for Good Reason, as described above) or is terminated by the Company for Cause.

(iii)                               Definition Of “Change in Control.”  The definition of “Change in Control” set forth in the 2004 Plan is incorporated, and made a part hereof, by reference.

(iv)                              Definition Of “Acquiring Company.”  For purposes of Section 1(g) of this Agreement, an “Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger, sale, asset purchase, or assignment of all or substantially all of the Company’s assets, consolidation or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).

2.                                       GENERAL RELEASE.  Notwithstanding anything in this Agreement to the contrary, no payments shall be made or benefits provided by the Company under Section 1unless Employee executes and does not revoke a general release in favor of the Company and its affiliates, and its and their respective officers, employees and directors.  A form of general release is attached hereto as Exhibit A.

3.                                       CERTAIN EXCISE TAX PROVISIONS.  Notwithstanding anything herein to the contrary:

(a)                                  Additional Payment.  In the event that (i) any payments or benefits received or to be received by Employee in connection with Employee’s employment with the Company (or termination thereof), whether under this Agreement or otherwise (the “Total Payments”), would subject Employee to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), and (ii) the amount of  total “parachute payment” as defined in Section 280G(b) of the Code to be paid to the Employee is equal to or greater than 110 percent (110%) of 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), then the Company shall pay Employee in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment shall be equal to the Total Payments.  Such payments shall be made by the Company to Employee within thirty (30) days of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes to the taxing authorities.

(b)                                  Reduced Payments.  In the event that (i) the Total Payments would subject Employee to the Excise Tax, and (ii) the amount of the total “parachute payment” as defined in Section 280G(b) of the Code to be paid to Employee is less than 110% of the Safe Harbor Amount, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and of the type, mutually agreed to by Employee and the Company.

(c)                                  Determinations.  All determinations required to be made, including whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, shall be made by the Company’s regular auditors (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Employee within 10 days after a request for such determinations are made by Employee or the Company.  Any such determination by the Accounting Firm shall be binding upon the Company and Employee.  For purposes of making any determination hereunder, Employee shall be deemed to pay Federal, state and local income taxes at the highest marginal rates applicable to Employee as of the date of the determination.

4.                                      SECTION 409A.  This Agreement is intended to meet the requirements of the short-term deferral exemption under section 409A of the Code.  However, if required by section 409A and if Employee is a “specified employee” of a publicly traded corporation under section 409A of the Code, payment of any amount under this Agreement shall be delayed for a period of six (6) months after separation from service, as required by section 409A of the Code.  The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period.  If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.  The determination of “specified employees” shall be made by the Compensation Committee of the Board of Directors of the Company in accordance with section 409A of the Code and the regulations issued thereunder.

5.                                      NON-COMPETITION; NON-SOLICITATION.

(a)                                  Restrictions.  Employee shall not, during the course of Employee’s employment with the Company or for a period of twelve (12) months thereafter, directly or indirectly:

(i)                                     be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent employee, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Employee may make solely passive investments in any Competing Entity the common stock of which is “publicly-held” and of which Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting power of such Competing Entity;

(ii)                                  solicit or divert any business or any customer or known prospective customer from the Company or assist any person or entity in doing so or attempting to do so;

(iii)                               cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so; or

(iv)                              solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

(b)                                  Effect On The Company’s Obligations.  The Company’s obligation to make payments and provide the other benefits pursuant to Section 1 above shall terminate in the event that, and at such time as, Employee is in breach of Employee’s obligations set forth in Section 5(a) above.

(c)                                  Definitions.  For purposes of this Section 5:

(i)                                     “Competing Entity” means any entity which is presently or hereafter principally engaged in any business of the type or character engaged in or proposed to be engaged in by the Company from time to time during Employee’s term of employment under this Agreement, including without limitation, any business engaged in the discovery and development of human therapeutic products for any of the same targets and for indications as products the Company had in development or was marketing at any time during Employee’s term of employment under this Agreement.

(ii)                                  “Territory” means North America, Europe and Japan.

Notwithstanding anything in the above to the contrary, Employee may engage in the activities set forth in Section 5(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld.  Further, in determining whether a specific activity by Employee for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (i) the duties to be performed by Employee and (ii) the business activities of the Competing Entity at the time of Employee’s proposed engagement by such entity.

(d)                                  Acknowledgement.  Employee acknowledges and agrees that the covenants set forth in this Section 5 are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including, without limitation, the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest).  Employee acknowledges and agrees that, in the event that Employee breaches any of the covenants set forth in this Section 5, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.  If any covenant set forth in this Section 5 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent) to render it valid and enforceable in all respects.  In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent) to render such covenants reasonable, valid and enforceable in all respects.

6.                                      ARBITRATION.  Any and all disputes between the parties (except actions to enforce the provisions of Section 5 of this Agreement) arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, may be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereinafter, “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and, unless expressly required by law, each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Princeton, New Jersey or at such other location as mutually agreed by the parties.  Any arbitration award shall be final and binding on the parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section 5 shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in any United

States District Court in the State of New Jersey.  The parties consent to the jurisdiction of (and the laying of venue in) any such court.

7.                                      NOTICES.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

(a)                                  If to the Company, to:

Pharmacopeia, Inc.

3000 Eastpark Blvd.

Cranbury, NJ  08512

Attn.:  General Counsel

(b)                                  If to Employee, to:

Brian M. Posner

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

8.                                      WITHHOLDING TAXES.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Except as specifically provided otherwise in this Agreement, Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

9.                                      WAIVER.  The waiver by the Company or Employee of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee or the Company, as applicable, of any provision of this Agreement.

10.                               SEVERABILITY.  The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable.  However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.  Moreover, if any of the provisions of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed by limiting or reducing it to the extent legally permitted so as to be enforceable to the extent compatible with then applicable law.

11.                               SUCCESSORS AND ASSIGNS.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Employee.  This Agreement may not be assigned by Employee.  This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company’s assets, business or properties), and Employee hereby consents to such assignment.

12.                               ENTIRE AGREEMENT; AMENDMENTS.  This Agreement, the Letter Agreement and the applicable bylaws and policies of the Company, constitute the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied.

This Agreement supersedes any and all prior or contemporaneous agreements, oral or written, concerning Employee’s employment and compensation.  This Agreement may be amended only in writing signed by Employee and the Chief Executive Officer or the General Counsel of the Company.

13.                               COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                               GOVERNING LAW; FORUM SELECTION.  This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State.  The parties consent to jurisdiction and laying of venue in the state and federal courts of New Jersey for purposes of resolving disputes under this Agreement.

15.                                 COMPLIANCE WITH LAW.  This Agreement is intended to comply with the requirements of section 409A of the Code, and specifically, with the short term deferral exemption of section 409A, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A.  In no event may Employee, directly or indirectly, designate the calendar year of payment.  For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PHARMACOPEIA, INC.

By	/s/ Leslie J. Browne
Leslie J. Browne, Ph.D.
President and Chief Executive Officer

EMPLOYEE

By	/s/ Brian M. Posner
Brian M. Posner

EXHIBIT A

General Release

IN CONSIDERATION OF the terms and conditions contained in the Amended and Restated Severance Agreement, dated as of the 18th day of December, 2007, (the “Severance Agreement”) by and between Brian M. Posner (“Employee”) and Pharmacopeia, Inc. (the “Company”), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee on behalf of Employee and his or her heirs, executors, administrators, and assigns, releases and discharges the Company and its subsidiaries, divisions, affiliates and parents, and their respective past, current and future officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Claims “) which Employee and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof.  This General Release of Claims includes, without limitation, any and all matters relating to Employee’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”), the New Jersey Law Against Discrimination, N.J.S.A. 10:15-1, et seq., the New Jersey Conscientious Executive Protection Act, N.J.S.A. 34:19-1 to 19-8, the New Jersey Wage and Hour Act, N.J.S.A. 34-11-56a, et seq., and any other equivalent or similar federal, state, or local statute; provided, however, that Employee does not release or discharge the Released Parties from (i) any of the Company’s obligations to Employee under the Severance Agreement, and (ii) any vested benefits to which Employee may be entitled under any employee benefit plan or program subject to ERISA.  It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Employee, any such wrongdoing being expressly denied.

Employee represents and warrants that Employee fully understands the terms of this General Release, that Employee is hereby advised to consult with legal counsel before signing, and that Employee knowingly and voluntarily, of Employee’s own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as Employee’s own free act.  Except as otherwise provided herein, Employee understands that as a result of executing this General Release, Employee will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated Employee’s employment or violated any of Employee’s rights in connection with Employee’s employment or otherwise.

Employee further represents and warrants that Employee has not filed, and will not initiate, or cause to be initiated on Employee’s behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding.  However, nothing in this General Release shall preclude or prevent Employee from filing a claim, which challenges the validity of this General Release solely with respect to Employee’s waiver of any losses arising under the ADEA. Employee shall not accept any relief obtained on Employee’s behalf

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by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

Employee may take twenty-one (21) days to consider whether to execute this General Release.  Upon Employee’s execution of this General Release, Employee will have seven (7) days after such execution in which Employee may revoke such execution.  In the event of revocation, Employee must present written notice of such revocation to the Company’s Chief Executive Officer.  If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, Employee hereby sets Employee’s hand below:

Dated:

*              *              *

NOTARIZATION

State of                                                                                              )

County of                                                                                          )                             ss.

On this              day of                              in the year            before me, the undersigned, personally appeared                                                                     ; personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity as an individual, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public

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